Exhibit B

Republic of the Philippines

Department of Finance

Office of the Secretary

Department of Finance Building

BSP Complex

Manila 1004

Philippines

February 2, 2017

Ladies and Gentlemen:

Republic of the Philippines (the “Republic”)

U.S.$2,000,000,000 3.70% Global Bonds due 2042 (the “Securities”)

We have acted as special United States counsel to the Republic in connection with the execution of the Terms Agreement, dated January 18, 2017 (the “Terms Agreement”), between the Republic and the underwriters set out in Schedule A of the Terms Agreement. The Securities are being issued pursuant to the Fiscal Agency Agreement dated October 4, 1999, as amended by Supplement No. 1 to the Fiscal Agency Agreement dated February 26, 2004 and Supplement No. 2 to the Fiscal Agency Agreement dated January 11, 2006 (together, the “Fiscal Agency Agreement”), between the Republic and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), as fiscal agent (the “Fiscal Agent”).

The offering of the Securities has been made by way of a base prospectus dated February 11, 2016 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated January 18, 2017. The Base Prospectus, as supplemented by the prospectus supplement dated January 18, 2017, is referred to herein as the “Final Prospectus”.

This opinion is limited to the federal law of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or the laws of any other jurisdiction.

We have examined the Fiscal Agency Agreement, the form of the Securities, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that the Republic has the power to execute and deliver the Securities and the Fiscal Agency Agreement and perform its obligations thereunder, that the

Securities and the

Fiscal Agency Agreement have been duly and validly authorized, executed and delivered under the laws of the Republic by the Republic, that the Securities conform to the form examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

In our opinion, the Securities constitute valid and legally binding obligations of the Republic enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We hereby consent to the filing of this opinion as an exhibit to Post Effective Amendment No. 2 to the Registration Statement and to the references to us under the heading “Legal Matters” in the Final Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Linklaters

Linklaters